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EXHIBIT 4.13

PERSONAL & CONFIDENTIAL

April 2, 2002	VIA FAX (949) 851-8588
VIA EMAIL marvin.winkler@sspsolutions.com

Marvin Winkler
SSP Solutions, Inc.
17861 Cartwright Road
Irvine, CA 92614

Dear Marvin:

        It is my understanding that SSP SOLUTIONS, INC. (SSPX) is interested in engaging AMG Financing Capital Inc. (AMG)to help find financing sources that will finance SSPX's growth, to wit:

  1.
  Additional working capital

  2.
  Acquisition financing

  3.
  Purchase order financing

  4.
  Setting up SSPX as an acquisition platform

        It is AMG's opinion that suitable financings can be arranged and is highly confident it can do so.

A.
FEE SCHEDULE

  In consideration for the services performed and to be performed by AMG, SSPX agrees to pay AMG:

  1.
  ENGAGEMENT FEE.

    Choices:

    a.
    SSPX will pay AMG an engagement fee of $30,000, paid upon the execution of this document.

    b.
    SSPX will pay AMG an engagement fee of $10,000 upon the execution of this document, $15,000 30 days later, and $15,000 30 days after that.

    c.
    SSPX Kill pay AMG an engagement fee of $10,000 upon execution of this document plus 7,500 fully registered and salable shares, and $10,000 in 30 days from the execution of this document.

    d.
    $5000 upon execution of this document, plus 12,500 shares from Marvin Winkler, plus $10,000 30 days after the execution of this letter. [The parties indicated by initial, their selection of choice (d).]

  2.
  SUCCESS FEE. SSPX, upon receipt of a financing, will pay AMG a finders (success) fee equal to the greater of $60,000 or 6% of the first million dollars; plus 5% of the second million dollars; plus 4% of the third million dollars; 3% of the fourth million dollars; 2% of all ensuing million dollars. The engagement fee is to be deducted from the success fee.

  Should SSPX obtain additional financing from the same source within 36 months of the date of the initial funding of this financing, AMG shall receive 4% of the gross amount of the new financing.

B.
NON-EXCLUSIVE RIGHTS

  In retaining the services of AMG, SSPX grants to AMG the non-exclusive right to act on its behalf for a period of 120 days, to find and help arrange a suitable financing and one SSPX accepts. "Suitable financing" is defined as the financing accepted by SSPX.

  AMG agrees to use its best efforts to find and introduce SSPX to appropriate funding sources in the various categories enumerated above. However, AMG does not guarantee that a firm commitment or a suitable financing will take place.

  If a funding source is introduced to the company during this non-exclusive period (120 days), and a funding takes place within 24 months after the non-exclusive period expires, AMG is to be paid the finders (success) fee as described on page two (2) of this document.

C.
DISPUTES

  In the unlikely event of a dispute under this agreement, the dispute shall be arbitrated by the American Arbitration Association at its Los Angeles office, with three arbitrators—one selected by AMG, one selected by SSPX, and one selected by the first two arbitrators. The prevailing party shall receive reasonable attorney fees and costs.

  The parties agree that the law of the State of California shall have jurisdiction over any dispute.

D.
EXPENSES

  All accounting appraisal, insurance, legal fees, etc., in connection with this financing a SSPX's responsibility. All necessary out-of-pocket expenses which are incurred by AMG on the company's behalf shall be reimbursed by SSPX immediately upon presentation statement or invoice. No expense will be incurred without prior consultation and without SSPX's approval.

E.
INSTRUCTIONS TO FINANCING SOURCE

  This agreement and acknowledgment are sufficient authorization to any financing source or escrow to pay the finders (success) fee to AMG directly out of the availability of this funding.

  SSPX agrees that the payment of the finder (success) fee to AMG as described on page of this document, is an irrevocable and mandatory condition precedent to the making of any financing availability to SSPX.

  SSPX agrees that this letter instructs any source providing the availability for it, as a result of AMG's efforts, to pay AMG the fee due under this agreement at the time that the availability is made available to SSPX.

F.
COMMENCEMENT OF SERVICES

  AMG will commence to introduce SSPX to financing sources immediately upon receipt this executed document and the payment of the engagement fee.

G.
EXPIRATION

  This letter expires on April 16,2002 unless extended by mutual agreement.

Sincerely yours,

AMG Financing Capital Inc.

/s/ ARTHUR M. GILBER

Arthur M. Gilber
 President

G.
AUTHORIZATION AND ACKNOWLEDGMENT

  This fee agreement is hereby approved and accepted by Marvin Winkler, Co-Chairman of SSPX, and is sufficient instruction to the financing source(s) to pay AMG directly out of the proceeds of the financing/availability/funding.

By:	/s/ MARVIN WINKLER Marvin Winkler, Co-Chairman	Date:	4/2/02

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  EXHIBIT 4.13